                                                              AS FILED PURSUANT
                                                              TO RULE 424(b)(3)
                                                              Reg. No. 333-26083


PROSPECTUS

                                    124,719 SHARES

                               BLYTH INDUSTRIES, INC.

                                    COMMON STOCK

    All of the 124,719 shares (the "Shares") of Common Stock, par value $0.02 per share (the "Common Stock"), of Blyth Industries, Inc. (the "Company") being offered hereby are being offered by the Selling Stockholder named below. The Shares were issued in connection with the acquisition by the Company of New Ideas International, Inc. The Company is registering the sale of the Shares pursuant to the Registration Rights Agreement described under "Plan of Distribution." See "Selling Stockholder" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder.

    The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "BTH." On October 16, 1997, the last reported sales price of the Common Stock on the NYSE was $25.50 per share.

    SEE "RISK FACTORS" ON PAGE 2 FOR A DISCUSSION OF CERTAIN RISK AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
            AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
                   HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                     STATE SECURITIES COMMISSION PASSED UPON THE
                       ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                          ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.


    No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $35,000. The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of the Shares which are sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company. The Shares may be offered and sold from time to time by the Selling Stockholder. The Selling Stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Under the Registration Rights Agreement described below under "Plan of Distribution," the Selling Stockholder has agreed to sell the Shares offered hereby only to or through Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") (so long as DLJ charges fees that are normal and customary for nationally-known investment banking houses for similar transactions). Sales may be made on the New York Stock Exchange or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The Selling Stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Act. See "Plan of Distribution."


                                   OCTOBER 17, 1997

                                     THE COMPANY

    Blyth Industries, Inc. designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, outdoor citronella candles, potpourri and other home and auto fragrance products, and markets a broad range of related accessories and decorative gift bags. These products are sold under various brand names, including the names Ambria-TM-, Candle Corporation of America-Registered Trademark-, Canterbury-TM-, Carolina Designs-TM-, Colonial Candle of Cape Cod-Registered Trademark-, Eternalux-Registered Trademark-, FilterMate-TM-, Florasense-Registered Trademark-, Jeanmarie Creations-Registered Trademark-, Mrs. Baker's Original Recipe-Registered Trademark-, and PartyLite Gifts-Registered Trademark-. The Company markets its products through a wide variety of distribution channels, including a network of sales representatives and home party plan consultants serving the consumer market and distributors serving the food service market and the religious market. Consumable products, which include candles, scented candles, outdoor citronella candles, potpourri, other fragrance products and decorative gift bags, account for approximately 65% of the Company's net sales and candle accessories account for the balance of net sales. The Company believes that it is a leading supplier in the candle industry based on net sales and the breadth of distribution channels served.

    The Company's net sales have grown substantially in the last 5 years, with internal growth and acquisitions contributing approximately 90% and 10%, respectively, to such growth. Internal growth has been generated by increased sales to the consumer market (including increased sales of acquired product lines), the introduction of new products and product line extensions and geographic expansion.

    The Company has completed numerous acquisitions and investments since its formation in 1977, and has successfully integrated the acquired businesses and product lines into the Company's operations. In February 1996, the Company entered into a strategic partnering arrangement with Hallmark Cards, Incorporated, pursuant to which the Company acquired the Canterbury candle product line and related manufacturing equipment and agreed to provide candles and candle accessories to certain Hallmark stores and other accounts. In December 1996, the Company acquired New Ideas International, Inc., a manufacturer of home and auto fragrance products, including FilterMate, a scented accessory for home heating and air conditioning systems. On May 20, 1997, the Company acquired Endar Corp., a manufacturer of potpourri, scented candles and other fragrance products. On September 30, 1997, the Company entered into an agreement to acquire the portable heating fuel business, including the Sterno-Registered Trademark- and Handy Fuel-Registered Trademark-brand names, from a division of Colgate-Palmolive Company. The purchase includes the related manufacturing and distribution facilities in Texarkana, Texas. The transaction, to be accounted for as a purchase, is valued at approximately $70 million in cash and is expected to close by year-end pending the satisfaction of certain conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company does not expect the transaction to have a material impact on its financial results for the year ending January 31, 1998. The Company intends to utilize a portion of the proceeds of a replacement credit facility to finance some or all of the purchase price. The Company is presently negotiating the terms of such a facility. Finally, in recent years, the Company has also increased its equity ownership of 2 European candle manufacturers, Colony Gifts and Eclipse Candles, to 50% and 75%, respectively, and has certain rights to acquire the remaining equity.

    The business strategy of the Company has evolved into a strategy focusing on the broad category of home fragrance and candle products. This strategy flows from the Company's belief that customers "wardrobe" their homes through the use of candles, potpourri and other fragrance products in different fragrances, colors and forms. As a result of this, the Company believes that candles and potpourri are replacing scented air-freshener products. The Company's strategy is to sell high-quality fragrance and candle products, with a primary focus on the United States and international consumer markets, which provides greater opportunities for growth and product differentiation and higher profit margins than do other markets for fragrance and candle products. The Company believes that increased expenditures on the home and garden, increased emphasis on home entertaining and home fragrance and the gain in popularity of traditional, natural -- and now scented -- products have resulted in growth in demand for candles and related products and, recently, scented products. The Company's operating strategy has been, and will continue to be, to focus on the consumer market, to grow through new product development and geographic expansion, to market its products through all major domestic distribution channels with product offerings tailored to the requirements of each channel, to emphasize customer service, to realize efficiencies and cost improvements in manufacturing and distribution and to grow through international expansion and acquisitions. The Company has been successful in identifying new product opportunities to balance its sales and operating results throughout the fiscal year. The Company has identified international expansion as a key opportunity for future growth.

    Unless otherwise indicated, all references in this Prospectus to the Company refer to Blyth Industries, Inc., a Delaware corporation incorporated in 1977, and its subsidiaries. The Company's principal executive offices are located at 100 Field Point Road, Greenwich, Connecticut 06830 and its telephone number is (203) 661-1926.


                                    RISK FACTORS

    Prospective purchasers of the Common Stock offered hereby should carefully consider the following factors, in addition to the information contained elsewhere in this Prospectus, in evaluating an investment in the Common Stock.


RISK OF INABILITY TO MAINTAIN GROWTH RATE

    The Company has grown substantially in recent years. The Company expects that its future growth will continue to be generated primarily by sales to the faster growing consumer market, rather than the food service and religious markets, which have grown more slowly than the consumer market and which the Company expects will continue to do so. The Company believes that its ability to continue to grow at a rate comparable to its historic growth rate will depend on continuing market acceptance of its existing products, the successful development and introduction of new products, the increase in production and distribution capacity to meet demand and the continued successful implementation of its strategy. The candle industry is driven by consumer tastes. Accordingly, there can be no assurance that the Company's existing or future products will maintain or achieve market acceptance. Although the Company's strategy has been successful to date, the Company expects that, as the Company grows, it will become more difficult to maintain its growth rate. In addition, the Company has grown in part through acquisitions and there can be no assurance that the Company will be able to continue to identify suitable acquisition candidates, to consummate acquisitions on terms favorable to the Company, to finance acquisitions or successfully to integrate acquired operations. No assurance can be given that the Company will continue to grow at a rate comparable to its historic growth rate.


ABILITY TO RESPOND TO INCREASED PRODUCT DEMAND

    The Company's continuing and significant internal growth has necessitated increases in personnel, expansion of its production and distribution facilities and enhancement of its management information systems. The Company's ability to meet future demand for its products in a timely and efficient manner will be dependent upon its success in (1) training, motivating and managing new employees, including a number of new senior managers, (2) bringing new production and distribution facilities on line in a timely manner, (3) improving management information systems in order to continue to be able to respond promptly to customer orders and (4) improving its ability to forecast anticipated product demand in order to continue to fill customer orders promptly. If the Company were unable to meet future demand for its products in a timely and efficient manner, its operating results could be materially adversely affected.

RISKS ASSOCIATED WITH INTERNATIONAL SALES AND FOREIGN-SOURCED PRODUCTS

    The Company sources a portion of its candle accessories and decorative gift bags (which together accounted for approximately 35% of the Company's net sales in fiscal 1997) from independent manufacturers in the Pacific Rim, Europe and Mexico. In addition, since 1990, the Company's international business has grown at a faster rate than sales in the United States, and international net sales now represent approximately 15% of the Company's net sales. The Company is subject to the following risks inherent in foreign sales and manufacturing: fluctuations in currency exchange rates; economic and political instability; transportation delays; difficulty in maintaining quality control; restrictive actions by foreign governments; nationalizations; the laws and policies of the United States affecting importation of goods (including duties, quotas and taxes); and trade and foreign tax laws.


DEPENDENCE ON KEY MANAGEMENT PERSONNEL

    The Company's success depends to a significant degree upon the continued contributions of its key management personnel, particularly its Chairman, Chief Executive Officer and President, Robert B. Goergen. The Company does not have employment contracts with any of its key management personnel, nor does the Company maintain any key person life insurance policies. The loss of any of the Company's key management personnel could have a material adverse effect on the Company.


COMPETITION

    The Company's business is highly competitive, both in terms of price and new product introductions. The candle and fragrance products industry is highly fragmented, with numerous suppliers serving 1 or more of the distribution channels served by the Company. The Company believes that it is the only supplier of candles serving the breadth of distribution channels that it serves. The Company's principal competitors include The Yankee Candle Company Inc., which supplies department and gift stores and specialty chains and which also operates retail stores, and Candle Lite (a unit of Lancaster Colony Corporation), which is the leading supplier of candles to mass merchants. The Company's potpourri competitors include Aromatique, Inc., Tsumura International, Inc., and Seasons, Inc. In addition, S. C. Johnson & Son, Inc.'s candles under the Off! and Glade brand names compete with the Company's citronella and scented candle products. Similarly, other manufacturers of fragrance products (such as Dial Corporation's Renuzit line of fragrance products) compete with the Company's scented candle products, potpourri and home fragrance products. Because there are relatively low barriers to entry to the candle and fragrance products industry, the Company may face future competition from other companies, which may have substantially greater financial and marketing resources than those available to the Company. From time to time during the year-end holiday season, the Company experiences competition from candles manufactured in foreign countries, particularly China. In addition, certain of the Company's competitors focus on a particular geographic or single-product market and attempt to gain or maintain market share solely on the basis of price.

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the Common Stock has fluctuated substantially in recent months. The price of the Common Stock may be subject to fluctuations in the future in response to operating results, general market movements and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

STOCK OWNERSHIP OF AND CONTROL BY MANAGEMENT

    Robert B. Goergen, the Chairman, Chief Executive Officer and President of the Company, beneficially owns approximately 14,426,972 shares of the outstanding Common Stock. Accordingly, although Mr. Goergen does not own a majority of the outstanding Common Stock, he will continue to be the largest single stockholder and therefore will have the ability effectively to control the management and affairs of the Company. The directors and executive officers of the Company as a group, including Mr. Goergen, beneficially own 17,500,224 shares of the outstanding Common Stock. If such persons vote their shares of Common Stock in the same manner, they will have, as a practical matter, sufficient voting power to elect the entire Board of Directors of the Company, and, in general, to determine the outcome of any corporate transactions or other matters submitted to the stockholders for approval, including mergers and sales of assets, and to prevent, or cause, a change in control of the Company. Also, because of their positions as executive officers and directors of the Company, such persons will have the ability, if they act together, generally to direct the business, affairs and operations of the Company.


SHARES ELIGIBLE FOR FUTURE SALE

    As of October 1, 1997, 49,071,631 shares of Common Stock were outstanding, including over 29 million shares of Common Stock (which includes the 124,719 shares of Common Stock offered in the offering made hereby (the "Offering")) that are tradeable in the public market without restriction unless purchased by affiliates of the Company. Also, in the fall of 1997, the Company is contractually obligated to register the resale of the shares issued in connection with the acquisition of Endar Corp, and, on the date of this Prospectus, the Company has filed a registration statement with respect to 1,710,746 shares held by the former shareholders and warrant holders of Endar Corp. Sales of a substantial number of shares of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. Under certain circumstances, the Company may also be contractually required to register additional shares of Common Stock of the Selling Stockholder and certain other stockholders in May 1999, as described in "Plan of Distribution."

ANTI-TAKEOVER PROVISIONS

    The Company's Restated Certificate of Incorporation and Restated By-laws and the Delaware General Corporation Law contain provisions which may delay or prevent, or make more costly, a change in control of the Company or the replacement of incumbent management.


DIVIDENDS

    The Company does not intend to pay cash dividends on the Common Stock for the foreseeable future. The Company intends to retain future earnings for reinvestment in its business.


SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

    The Company is including the following cautionary statement in this Prospectus to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Certain statements contained in, or incorporated by reference in, this Prospectus are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained in, or incorporated by reference in, this Prospectus include all statements which are not statements of historical fact and are identified by the words "believe," "expect," "anticipate," "project" and similar expressions. The forward-looking statements contained in, or incorporated by reference in, this Prospectus are based on various assumptions, many of which are based, in turn, upon further assumptions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. The risk factors set forth above and other factors and matters discussed elsewhere in this Prospectus and in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1997
Annual Report on Form 10-K, which is incorporated by reference herein, are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Prospectus.

                                 SELLING STOCKHOLDER

    The Selling Stockholder listed below received his shares of Common Stock in connection with the Company's acquisition of New Ideas International, Inc., a Georgia corporation ("New Ideas"), by way of a merger (the "Merger") of New Ideas with and into a wholly owned subsidiary of the Company. The information set forth below and under "Plan of Distribution" is based upon information provided by the Selling Stockholder. The Selling Stockholder may sell all, some
or none of the Shares being offered.   The Selling Stockholder was a shareholder
and director of New Ideas, but has not had within the past 3 years any material relationship with the Company or any of its predecessors or affiliates.

    In connection with the Merger and pursuant to the terms of a Registration Rights Agreement (the "Registration Rights Agreement"), dated as of December 31, 1996, among the Company, the Selling Stockholder, and other stockholders of New Ideas, the Company agreed to use its best efforts to register the Common Stock issued to the Selling Stockholder and other stockholders of New Ideas, for offer or sale to the public. The registration of the Shares, however, does not necessarily mean that all or any of the Shares will be sold by the Selling Stockholder.


                                                                     Number of Shares
                            Number of Shares   Maximum Number        of Common Stock      Percentage
                            of Common Stock    of Shares To Be       to be Beneficially   Ownership After
                            Beneficially       Offered by Selling    Owned After          Completion Of
                            Owned Prior to     Stockholder as part   Completion of the    the Offering (1),
Selling Stockholder         Offering (1)       of the Offering       Offering (1), (2)    (2), (3)
-------------------         ----------------   -------------------   ------------------   -----------------
Langdon S. Flowers, Jr.          271,947              124,719               147,228             *


_______________
* Less than 1 percent

(1) The Selling Stockholder has sole voting and investment power with respect to all Shares beneficially owned by him, subject to community property laws, where applicable.

(2) Assumes the sale of all the Shares offered hereby.

(3) Based upon 49,071,631 shares of Common Stock outstanding on October 1,
    1997.





                                   _______________

                                   USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                                 PLAN OF DISTRIBUTION

    The Shares may be offered and sold from time to time by the Selling Stockholder. The Selling Stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale.
Under the Registration Rights Agreement, the Selling Stockholder has agreed to sell the Shares offered hereby only to or through DLJ (so long as DLJ charges fees that are normal and customary for nationally-known investment banking houses for similar transactions). Sales may be made on the New York Stock Exchange or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may from time to time enter into short sales and use the Shares to cover such short positions. The Selling Stockholder will effect such transactions by selling Shares to or through DLJ (so long as DLJ charges fees that are normal and customary for nationally-known investment banking houses for similar transactions), and DLJ (or any other brokers or other agents permitted pursuant to the terms of the Registration Rights Agreement) may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the shares for whom DLJ or such other brokers or agents may act as agents or to whom they sell as principal or both. The Selling Stockholder and any persons who participate in the distribution of the Shares may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any discounts, commissions or concessions provided pursuant to the sale of Shares by them might be deemed to be underwriting discounts and commissions under the Act. In addition, any Shares covered by this Prospectus which qualify for resale pursuant to Rule 144 promulgated under the Act may be resold pursuant to Rule 144 rather than pursuant to this Prospectus.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    The Company has agreed in the Registration Rights Agreement to register the shares of Common Stock received by the Selling Stockholder and other former stockholders of New Ideas under applicable federal securities laws under certain circumstances and at certain times. Pursuant to the Registration Rights Agreement, the Company has filed a registration statement related to the Shares offered hereby and has agreed to keep such registration statement effective until the earlier of (i) the date on which the Selling Stockholder may resell shares of Common Stock received by him in the Merger pursuant to Rule 144 (January 1, 1998) and (ii) the completion of the sale of all of the shares of Common Stock registered thereunder. If the Selling Stockholder or any of the other former stockholders of New Ideas are unable to sell all of the remaining shares of Common Stock received by them in the Merger pursuant to Rule 144 within a 3-month period on the date which is 15 business days after the date on which the Company files its Annual Report on Form 10-K for its fiscal year ended January 31, 1999, the Company is obligated to file another registration statement with respect to the resale by the Selling Stockholder and the other former stockholders of New Ideas of those remaining shares of Common Stock. Based upon the beneficial ownership of the Selling Stockholder and the other former stockholders of New Ideas, after giving effect to the consummation of the Offering, the Company does not presently expect that it will be required to file a registration statement in 1999 pursuant to the Registration Rights Agreement.

    The Company will pay substantially all of the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions, concessions and discounts) are estimated to be $35,000. The Registration Rights

Agreement provides for cross-indemnification of the Selling Stockholder, the other former stockholders of New Ideas and the Company to the extent permitted by law for certain liabilities, including liabilities arising under the Act.

    There is no assurance that the Selling Stockholder will offer for sale or sell any or all of the Shares covered by this Prospectus.

                                    LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Finn Dixon & Herling LLP, Stamford, Connecticut. As of the date hereof, certain attorneys who are partners of, or employed by, Finn Dixon & Herling LLP, and who have provided advice with respect to this Offering, beneficially own an aggregate of 15,150 shares of Common Stock.


                                       EXPERTS

    The audited consolidated financial statements and schedules of the Company as of January 31, 1996 and 1997 and for each of the 3 fiscal years ending January 31, 1995, 1996 and 1997, incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 into this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                AVAILABLE INFORMATION

    A Registration Statement on Form S-3 under the Act, including amendments thereto, relating to the Shares offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. The Company also files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement and such other materials may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement and other such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Copies of such documents may also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

    Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1997, including portions of the Company's Proxy Statement dated April 29, 1997 relating to the Company's 1997 Annual Meeting of Stockholders and portions of the Company's Annual Report to Stockholders for the fiscal year ended January 31, 1997, which are incorporated therein by reference.

         (2)  The Company's Proxy Statement dated April 29, 1997.

         (3) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997 and July 31, 1997.

         (4) The description of the Common Stock of the Company which is contained in the registration statement on Form 8-A filed by the Company on April 19, 1994.

         (5) The Company's Current Reports on Form 8-K filed on April 11, 1997, April 29, 1997, May 2, 1997, May 21, 1997, June 3, 1997 and
              June 5, 1997.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be incorporated by reference into this Prospectus and shall be deemed to be part of this Prospectus from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, upon request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Blyth Industries, Inc., 100 Field Point Road, Greenwich, Connecticut 06830 (Attention: Investor Relations Department) (telephone: (203) 661-1926).

____________________________________________________________


                                   124,719 SHARES

                               BLYTH INDUSTRIES, INC.

                                    COMMON STOCK


                                     ____________


                                      PROSPECTUS


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                                  TABLE OF CONTENTS

                                                                   PAGE

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
SELLING STOCKHOLDER. . . . . . . . . . . . . . . . . . . . . . . . .  5
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .  6
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .  7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . .  8

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                                   OCTOBER 17, 1997

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